Exhibit 99.1

FOR IMMEDIATE RELEASE April 25, 2007

StanCorp Financial Group, Inc. Reports First Quarter 2007 Earnings

PORTLAND, Ore. — April 25, 2007 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the first quarter of 2007 of $0.90 per diluted share, compared to $0.70 per diluted share for the first quarter of 2006. Net income for the same periods was $48.3 million and $38.7 million, respectively. After-tax net capital gains were $0.6 million for the first quarter of 2007, compared to after-tax net capital losses of $1.7 million for the first quarter of 2006.

Net income, excluding after-tax net capital gains and losses, increased 20.5% to $0.88 per diluted share for the first quarter of 2007, compared to $0.73 per diluted share for the first quarter of 2006 (see discussion of non-GAAP financial measures below). Results for the first quarter of 2007 primarily reflected comparatively favorable claims experience in the Insurance Services segment compared to the same quarter of 2006.

“This was a solid quarter, and I am pleased with the overall results,” said Eric E. Parsons, chairman, president and chief executive officer. “In the Insurance Services group, claims were a little higher than expected for the group insurance business, offset by much better than expected claims for the individual insurance business.”

Operating expenses for the first quarter of 2007 were $106.3 million, or a 21.2% increase compared to $87.7 million for the first quarter of 2006. The increase in operating expenses included additional expenses of $11.5 million related to operating the Invesmart business, which was acquired in the third quarter of 2006.

Guidance

The Company affirms its annual guidance range of $4.05 to $4.25 per diluted share excluding after-tax net capital gains and losses and after the effects of American Institute of Certified Public Accountants Statement of Position No. 05-1 (“SOP 05-1”), Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts. It has not been the Company’s practice to provide quarterly guidance because of the inherent fluctuations that can occur in claims experience; however, on average over the past four years, earnings per share excluding after-tax net capital gains and losses for the first quarter have been approximately 21% of the total earnings for the year, indicating a likelihood the Company’s earnings will be lower in the first half of the year and greater in the second half of the year. For the first quarter of 2007, net income per diluted share excluding after-tax net capital gains and losses of $0.88 represented 20.7% to 21.7% of the Company’s 2007 annual guidance range of $4.05 to $4.25.

For its annual guidance range of $4.05 to $4.25, the Company is:

•	Expecting premium growth for 2007 to be in a revised range of 4% to 6%, compared to its previously stated range of 7% to 9%,

•	Assuming the benefit ratio for 2007 will continue to be in the range of 77.5% to 79.5% for the group insurance business. Claims experience can fluctuate widely from quarter to quarter, and

•	Estimating annual growth in assets under administration of 10% to 15%.

The Company expects its annual return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, will be in the range of 14% to 15%.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $67.1 million for the first quarter of 2007, compared to $54.3 million for the first quarter of 2006. Results for the first quarter of 2007 were affected by comparatively favorable claims experience in the individual disability business.

Premiums for the Insurance Services segment increased 4.0% to $489.8 million for the first quarter of 2007, compared to $470.9 million for the first quarter of 2006. Premium growth for 2007 was affected by comparatively higher terminations in the group insurance products and by higher experience rated refunds for the first quarter of 2007 of $11.0 million, compared to $5.5 million for the first quarter of 2006. Adjusted to exclude the effect of the increase in experience rated refunds, premiums for the Insurance Services segment increased 5.1% compared to the first quarter of 2006. Experience rated refunds, which are refunds to certain group contract holders based on favorable claims experience, can vary greatly from quarter to quarter depending on the underlying experience of the particular contracts.

Sales for group insurance products, reported as annualized new premiums, were $120.1 million and $124.1 million for the first quarters of 2007 and 2006, respectively. The decrease reflected a continued price competitive sales environment in 2007 and the Company’s ongoing commitment to pricing discipline.

The benefit ratio for the group insurance products for the first quarter of 2007 was 79.6%, compared to 79.2% for the first quarter of 2006. The benefit ratio for the first quarter of 2007 was above the Company’s estimated range of 77.5% to 79.5% for 2007. Claims experience can fluctuate widely from quarter to quarter.

The benefit ratio for individual disability insurance was 53.5% for the first quarter of 2007, compared to 108.4% for the first quarter of 2006, reflecting comparatively lower claims experience in the first quarter of 2007. Because of the small block of individual disability insurance, the benefit ratio for this business tends to fluctuate more than that of the group insurance business. Claims experience can fluctuate widely from quarter to quarter.

The discount rate used in the first quarter of 2007 for newly-established long term disability claim reserves remained unchanged from the fourth quarter of 2006 at 5.50%. The average new money rate for the previous 12 months was 5.99% which provides a 43 basis point margin over the average discount rate for the previous 12 months.

Asset Management

Income before income taxes increased 16.9% to $10.4 million for the first quarter of 2007, compared to $8.9 million for the first quarter of 2006.

Revenues for this segment increased 40.4% to $70.9 million for the first quarter of 2007, compared to $50.5 million for the first quarter of 2006, primarily reflecting fees earned from higher assets under administration. Growth in assets under administration was primarily due to assets added through the acquisition of Invesmart in July 2006, continued deposit growth and strong customer retention in the retirement plans business.

Assets under administration for the Asset Management segment include retirement plans, individual annuities and outside managed commercial mortgage loans, and increased $598.6 million to $19.62 billion at March 31, 2007 compared to December 31, 2006. StanCorp Mortgage Investors (“SMI”) originated $300.2 million and $170.9 million of commercial mortgage loans for the first quarters of 2007 and 2006, respectively. Mortgage loans managed for other investors increased 25% at March 31, 2007 compared to March 31, 2006. The increase in originations is primarily due to favorable interest rate conditions, distribution channel growth and increased demand from borrowers for fixed rate commercial mortgage loans.

Other

The Other category includes net capital gains and losses, return on capital not allocated to the product segments, holding company expenses, interest on senior notes, and adjustments made in consolidation. The Other category reported a loss before income taxes of $3.7 million for the first quarter of 2007, compared to a loss before income taxes of $3.8 million for the same period of 2006. The loss before income taxes for the first quarter of 2007 included net capital gains of $0.9 million, compared to net capital losses of $2.7 million for the first quarter of 2006. Net investment income for Other decreased $3.5 million for the first quarter of 2007 compared to the first quarter of 2006 primarily due to lower levels of excess capital in 2007 compared to 2006.

Investments

At March 31, 2007, the Company’s investment portfolio consisted of approximately 58% fixed maturity securities, 41% commercial mortgage loans, and 1% real estate. The overall rating of the fixed maturity securities portfolio was A+ (Standard & Poor’s) at March 31, 2007.

Commercial mortgage loan prepayment fees were $2.0 million for the first quarter of 2007, compared to $3.6 million for the first quarter of 2006.

Shares Outstanding

Diluted weighted-average shares outstanding for the first quarters of 2007 and 2006 were 54.0 million and 55.2 million, respectively. During the first quarter of 2007, StanCorp repurchased 194,800 shares at a total cost of $9.3 million, a volume weighted-average price of $47.68 per common share. At March 31, 2007, the Company had 1.3 million shares remaining under its current repurchase program, which expires December 31, 2007.

SOP 05-1- Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts

The adoption of SOP 05-1 resulted in a cumulative effect adjustment of $39.4 million, after-tax, which was recorded as a reduction to retained earnings on January 1, 2007.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income (loss) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income (loss) excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income (loss) is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income (loss) are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income (loss) provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Investment Advisers, StanCorp Equities, StanCorp Trust Company and StanCorp Mortgage Investors — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.2 million customers nationwide as of March 31, 2007, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s first quarter 2007 results on April 26, 2007, at noon Eastern time (9:00 a.m.

Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through June 15, 2007.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 4056708. The replay will be available through May 4, 2007.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates”, “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums and annuity deposits; (ii) growth in assets under administration including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in claims incidence, severity and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) integration and performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength and credit ratings; (xviii) changes in the regulatory environment at the state or federal level; (xix) findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk, especially inherent in group life products; (xxiv) ability of reinsurers to meet their obligations; (xxv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxvi) losses from a disease pandemic, (xxvii) events of terrorism, natural disasters, or other catastrophic events; and (xxviii) changes in federal or state income taxes.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

(971) 321-7051

E-mail: ttozer@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income (Loss)

(Dollars in millions - except share data)

	Three Months Ended March 31,
	2007	2006
	Unaudited
Revenues:
Premiums:
Insurance Services	$489.8	$470.9
Asset Management	2.2	2.1

Total premiums	492.0	473.0

Administrative fees:
Insurance Services	2.0	2.2
Asset Management	27.4	12.7
Other	(2.9)	(2.5)

Total administrative fees	26.5	12.4

Net investment income:
Insurance Services	79.6	77.3
Asset Management	41.3	35.7
Other	2.4	5.9

Total net investment income	123.3	118.9
Net capital gains (losses)	0.9	(2.7)

Total revenues	642.7	601.6

Benefits and expenses:
Benefits to policyholders	382.0	382.4
Interest credited	25.6	22.6
Operating expenses	106.3	87.7
Commissions and bonuses	50.0	47.0
Premium taxes	8.9	8.3
Interest expense	4.5	4.5
Net increase in deferred acquisition costs, value of business acquired and intangibles	(8.4)	(10.3)

Total benefits and expenses	568.9	542.2

Income (loss) before income taxes:
Insurance Services	67.1	54.3
Asset Management	10.4	8.9
Other	(3.7)	(3.8)

Total income before income taxes	73.8	59.4

Income taxes	25.5	20.7

Net income	48.3	38.7

Other comprehensive income (loss), net of tax:
Unrealized gains or losses on securities available-for sale:
Unrealized capital gains (losses) on securities available-for-sale, net	8.6	(66.3)
Reclassification adjustment for net capital gains included in net income, net	(0.3)	(0.2)
Defined benefit retirement plans:
Prior service cost arising during the period, net	(1.4)	—
Reclassification adjustment for amortization to net periodic pension cost, net	0.3	—

Total	7.2	(66.5)

Comprehensive income (loss)	$55.5	$(27.8)

Net income per common share:
Basic	$0.90	$0.71
Diluted	0.90	0.70

Weighted-average common shares outstanding:
Basic	53,428,534	54,540,822
Diluted	53,958,720	55,240,792

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	March 31, 2007	December 31, 2006
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,905.8	$4,786.0
Commercial mortgage loans, net	3,414.8	3,316.0
Real estate, net	90.4	89.9
Policy loans	4.1	4.0

Total investments	8,415.1	8,195.9
Cash and cash equivalents	54.7	56.0
Premiums and other receivables	96.0	99.2
Accrued investment income	95.8	89.5
Amounts recoverable from reinsurers	917.7	913.6
Deferred acquisition costs, value of business acquired, intangibles and goodwill, net	292.8	342.7
Property and equipment, net	86.8	84.6
Other assets	26.9	24.6
Separate account assets	4,056.5	3,832.5

Total assets	$14,042.3	$13,638.6

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,968.6	$4,927.6
Other policyholder funds	2,987.7	2,937.8
Deferred tax liabilities	13.4	22.9
Short-term debt	22.5	2.4
Long-term debt	261.3	261.1
Other liabilities	257.7	189.8
Separate account liabilities	4,056.5	3,832.5

Total liabilities	12,567.7	12,174.1

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 53,410,614 and 53,592,178 shares issued at March 31, 2007 and December 31, 2006, respectively	473.9	479.9
Accumulated other comprehensive loss	(0.9)	(8.1)
Retained earnings	1,001.6	992.7

Total shareholders’ equity	1,474.6	1,464.5

Total liabilities and shareholders’ equity	$14,042.3	$13,638.6

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions)

	Three Months Ended March 31,
	2007	2006
	Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	69.1%	68.8%
Individual Disability Insurance	39.1	75.0
Insurance Services segment	66.8	69.2
% of total premiums:
Group Insurance (including interest credited)	79.6%	79.2%
Individual Disability Insurance	53.5	108.4
Insurance Services segment	77.9	80.9
Reconciliation of non-GAAP financial measures:
Net income	$48.3	$38.7
After-tax net capital gains (losses)	0.6	(1.7)

Net income excluding after-tax net capital gains (losses)	$47.7	$40.4

Net capital gains (losses)	$0.9	$(2.7)
Taxes on net capital gains (losses)	0.3	(1.0)

After-tax net capital gains (losses)	$0.6	$(1.7)

Diluted earnings per common share:
Net income	$0.90	$0.70
After-tax net capital gains (losses)	0.02	(0.03)

Net income excluding after-tax net capital gains (losses)	$0.88	$0.73

Shareholders’ equity	$1,474.6	$1,385.3
Accumulated other comprehensive loss	(0.9)	(6.7)

Shareholders’ equity excluding accumulated other comprehensive loss	$1,475.5	$1,392.0

Net income return on average equity	13.1%	11.1%
Net income return on average equity (excluding accumulated other comprehensive loss)	13.1	11.3
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive loss)	12.9	11.8

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$57.3	$54.9
Net gain from operations after federal income taxes and before net realized capital gains (losses)	38.1	37.4

	March 31, 2007	December 31, 2006
	Unaudited
Capital and surplus	$910.5	$967.5
Asset valuation reserve	98.8	96.6